Exhibit 99.1

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

The unaudited condensed combined pro forma statement of income and explanatory notes of BlackRock, Inc. (“BlackRock”) set forth below for the year ended December 31, 2006 gives effect to the acquisition of Merrill Lynch Investment Managers (“MLIM”), accounted for as a purchase business combination, as if it had occurred on January 1, 2006.

The unaudited condensed combined pro forma statement of income is based on the historical consolidated statement of income of BlackRock for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission (“SEC”) on Form 10-K, and MLIM historical financial information for the nine months ended September 29, 2006. This unaudited condensed combined pro forma statement of income should also be read in conjunction with the financial statements and related notes thereto and management’s discussion and analysis of financial condition and results of operations contained within BlackRock’s December 31, 2006 Form 10-K as filed with the SEC, and the combined financial statements of MLIM contained in BlackRock’s Form 8-K/A filed with the SEC on December 12, 2006.

On a combined basis, there were no material transactions between BlackRock and MLIM during the periods presented excluding certain acquisition related items.

The unaudited condensed combined pro forma statement of income is provided for informational purposes only and may not be indicative of the actual results of BlackRock’s operations, or of BlackRock’s future results of operations, had the MLIM Transaction actually been consummated on January 1, 2006. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The pro forma adjustments reflecting the allocation of the purchase price of MLIM on the unaudited condensed combined pro forma statement of income are based upon preliminary estimates using information available as of December 31, 2006 and are subject to finalization. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had BlackRock and MLIM filed consolidated income tax returns during the periods presented.

BlackRock, Inc.

Condensed Combined Pro Forma Statement of Income

Year ended December 31, 2006

(Dollar amounts in millions, except share data)

(unaudited)

	BlackRock, Inc. As Reported(1)	MLIM Business for the nine months ended September 29, 2006	Pro Forma Adjustments		New BlackRock, Inc. Pro Forma
Revenue
Investment advisory and administration fees	$1,841	$1,643			$3,484
Other revenue	257	224	(186	)a	295

Total revenue	2,098	1,867	(186)		3,779

Expense
Employee compensation and benefits	946	786	(109	)h
			(35	)g	1,588
General, administration and other	642	345	(3	)b
			(142	)d
			35	g	877
Amortization of intangible assets	38	—	81	c	119

Total expense	1,626	1,131	(173)		2,584

Operating income	472	736	(13)		1,195

Non-operating income (expense)
Investment income	66	33	186	a	285
Interest expense	(10)	—	—		(10)

Total non-operating income (expense)	56	33	186		275

Income before income taxes and non-controlling interest	528	769	173		1,470

Income taxes	189	255	(29	)c
			1	b
			52	d
			28	f
			43	h	539

Income before non-controlling interest	339	514	78		931
Non-controlling interest	16	132	—		148

Net income	$323	$382	$78		$783

Earnings per share
Basic	$4.00				$6.07
Diluted	$3.87				$5.94

Weighted-average shares outstanding
Basic	80,638,167		48,438,356	e	129,076,523
Diluted	83,358,394		48,438,356	e	131,796,750

(1)	Includes three months of MLIM operations.

See accompanying notes to condensed combined pro forma statement of income.

BlackRock, Inc.

Notes to the Condensed Combined Pro Forma Statement of Income

For the Year Ended December 31, 2006

(dollars in millions, except share data)

(unaudited)

1.	Merrill Lynch Investment Managers Transaction

On September 29, 2006, BlackRock, Inc. (“BlackRock” or the “Company”) completed the acquisition of Merrill Lynch Investment Managers (the “MLIM Business” or “MLIM”) and issued 52,395,082 shares of BlackRock common stock and 12,604,918 shares of series A participating preferred stock to Merrill Lynch & Co. (“Merrill Lynch”) in consideration for the MLIM Business (the “MLIM Transaction”). Total consideration issued to Merrill Lynch was $9,084, including capitalized transaction costs and net of cash acquired. The acquisition of the MLIM Business added to BlackRock’s existing investment management capabilities for retail and institutional investors through proprietary and third-party distribution channels globally. The acquired MLIM Business included equity, fixed income, cash management, indexed, enhanced index, balanced and alternative investment products, offered through vehicles such as mutual funds, non-registered investment management vehicles, privately managed investment accounts and retail and institutional separate accounts with approximately $589.2 billion in assets under management (“AUM”). In completing the MLIM Transaction, the Company expects, among other things, increased opportunities for growth as the result of broad investment and risk management capabilities and global scale; increased retail presence in the U.S. and a stronger reputation in Europe and Asia; and new opportunities for distributing BlackRock investment management products through access to Merrill Lynch’s distribution network.

In connection with the MLIM Transaction, Merrill Lynch and The PNC Group (“PNC”), which owned approximately 69% of BlackRock prior to the MLIM Transaction, have each entered into stockholder agreements with BlackRock. As of September 30, 2006, Merrill Lynch’s ownership represented approximately 45% of the voting interest of BlackRock and approximately 49.3% of total capital stock outstanding on a fully diluted basis. Pursuant to the terms of the stockholder agreement, Merrill Lynch is restricted from owning more than 49.8% of the fully diluted capital stock of BlackRock. PNC owned approximately 34% of the total outstanding capital stock as of September 30, 2006. Pursuant to the terms of the stockholder agreement, PNC is generally restricted from owning more than 35% of the capital stock of BlackRock, except in the case where an increase in PNC’s percentage ownership is due to a BlackRock share buyback, in which case PNC is permitted to own no more than 40% of the Company’s outstanding capital stock.

In addition to the ownership restrictions described above, the stockholder agreements include the following additional provisions, among others:

•	Both Merrill Lynch and PNC are generally restricted from purchasing additional shares of BlackRock common stock if it would result in exceeding their respective ownership cap;

•	Merrill Lynch is restricted from transferring any common stock or the series A participating preferred stock for a period of three years without the prior consent of BlackRock;

•

PNC, and Merrill Lynch after the third anniversary of the closing of the MLIM Transaction, are subject to additional transfer restrictions designed to ensure that no party acquires a significant holding of the common stock;

BlackRock, Inc.

Notes to the Condensed Combined Pro Forma Statement of Income (continued)

For the Year Ended December 31, 2006

(dollars in millions, except share data)

(unaudited)

1.	Merrill Lynch Investment Managers Transaction (continued)

•

Merrill Lynch and PNC are required to vote their shares in accordance with the BlackRock Board of Directors’ recommendations to the extent consistent with the provisions of the stockholder agreements; and

•

Certain fundamental transactions may not be entered into without prior approval of all the independent directors then in office, or at least two-thirds of the directors then in office. Additionally, BlackRock may not enter into certain key transactions without prior approval of Merrill Lynch and PNC.

The series A participating preferred stock:

•	Except as otherwise provided by applicable law, is non-voting;

•	Participates in dividends on common stock on an equal basis as the common stock;

•	Grants the holder the option to receive dividends in common stock (subject to applicable ownership restrictions) or in cash;

•	Benefits from a liquidation preference of $0.01 per share; and

•	Is mandatorily convertible to BlackRock common stock upon transfer to an unrelated party.

2.	Basis of Presentation and Pro Forma Adjustments

The unaudited condensed combined pro forma statement of income gives effect to the acquisition of the MLIM Business as if it had occurred on January 1, 2006. The condensed combined pro forma statement of income for the year ended December 31, 2006 includes BlackRock’s historical results for the year ended December 31, 2006 (which include MLIM from the acquisition date of September 29, 2006) and MLIM’s historical results for the period from January 1, 2006 through September 29, 2006.

The following assumptions were made in deriving BlackRock’s condensed combined pro forma statement of income:

•

Deferred tax assets of MLIM do not transfer to BlackRock. Permanent tax differences for goodwill and indefinite-life intangible assets are amortized by MLIM for tax purposes over 15 years in the condensed combined pro forma statement of income.

•	Foreign currency fluctuations are not material.

•	Services of Merrill Lynch and affiliates provided to MLIM prior to the MLIM Transaction will be recurring under the new structure at the same rates.

•	No additional financing is required as a result of the MLIM Transaction.

The following adjustments were made to reflect the unaudited pro forma combination of BlackRock and MLIM:

a)	To reclassify MLIM investment income to conform to BlackRock presentation.

b)	To eliminate amortization expense on MLIM pre-merger intangible assets.

c)	To reflect amortization of intangible assets of the combined company. Purchase price of the MLIM Business was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of the MLIM Transaction. The excess of purchase price over the fair value of assets acquired and liabilities assumed was recorded as goodwill in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The value of the consideration paid for the net assets acquired was determined using the average closing price of BlackRock’s common stock two days before, the day of, and two days after the MLIM Transaction announcement date of February 15, 2006. Both the common stock and the series A participating preferred stock were valued at a price of $147.34 per share since both classes of stock participate equally in dividends and have transfer restrictions. Finite-lived intangible management contracts were valued at approximately $1,083 with a weighted average useful life of 10.2 years. The allocation of purchase price as of December 31, 2006 is preliminary and subject to adjustment.

d)	To eliminate BlackRock pre-merger one-time MLIM integration costs.

e)	To adjust basic and diluted shares for the impact of capital stock issued to Merrill Lynch related to the MLIM Transaction and for post-merger issuance of restricted stock units to legacy MLIM employees. The diluted earnings per share calculation reflects stock-based awards to former MLIM employees of 1,011,212 shares of common stock upon closing. The awards vest after five years and were valued at $145.37 per share, the grant price on the actual date of issuance. The Company assumed that this expense was not incremental to MLIM’s prior stock compensation expense. As such, no pro forma adjustment was made to reflect this award, however, the shares were added to the weighted average diluted earnings per share for the year. No share forfeitures were assumed.

f)	To adjust the tax rate to the expected combined company tax rate of 37%.

g)	To reclassify Merrill Lynch financial advisor compensation from employee compensation to general, administration and other expense.

h)	To reverse MLIM accelerated stock compensation expense of $109 recognized by MLIM in the first quarter 2006 because it is considered to be a non-recurring event and not applicable to the combined company. See further discussion of MLIM’s acceleration of stock compensation costs in Note 1 to the Condensed Combined Financial Statements of the MLIM Business for the six months ended June 30, 2006 and July 1, 2005 contained in the Company’s filing on Form 8-K/A filed with the SEC on December 12, 2006.